POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that the undersigned, Diane L. Wallace, does hereby make, constitute and appoint CHRISTOPHER M. GOLDEN, JAMES G. O’BRIEN, TROY M. STATCZAR and CHARLES THOMPSON II, and each of them, severally, her true and lawful attorneys-in-fact and agents, for her on her behalf and in her name, place and stead, in her capacity as Trustee of Henderson Global Funds (the “Trust”), to execute in her name any and all registration statements under the Securities Act of 1933, as amended, and/or the Investment Company Act of 1940, as amended, and any exemptive applications, no-action letter requests, proxy statements, and other regulatory filings made applicable to the Trust, and any amendments, supplements or exhibits thereto, and to deliver and file the same, with all other documents and instruments in connection therewith, with the Securities and Exchange Commission, any state securities regulator, any self-regulatory organization or any other governmental or official body (including, without limitation, agencies, commissions and authorities); and such attorneys-in-fact and agents shall have the full power of substitution and re-substitution; and such attorneys-in-fact and agents shall have full power and authority to do and perform in the name and on the behalf of the undersigned Trustee of the Trust, in any and all capacities, every act that such attorneys-in-fact and agents, and each of them, deem necessary to be done or advisable to enable the Trust to effectuate the intents and purposes hereof, as fully and to all intents and purposes as the undersigned Trustee of the Trust might or could do in person, such acts of such attorneys-in-fact and agents being hereby ratified and approved.

IN WITNESS WHEREOF, the undersigned has subscribed her name this 16th day of February, 2016.

/s/ Diane L. Wallace
Diane L. Wallace